UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2009
AXS-ONE INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26358 (Commission File Number)	13-2966911 (IRS Employer Identification No.)
301 Route 17 North, Rutherford, New Jersey 07070
(Address of principal executive offices, including zip code)
(201) 935-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
SIGNATURES

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On May 11, 2009, the Compensation Committee of the Board of Directors of AXS-One Inc. (“AXS-One” or the “Company”) implemented a Working Capital Incentive Program (the “Program”) for six employees of the Company, including William P. Lyons, its Chairman and Chief Executive Officer, Joseph P. Dwyer, its Executive Vice President, Chief Financial Officer and Treasurer, and Philip L. Rugani, its Executive Vice President, Field Operations.
The Program, which is effective as of April 30, 2009, has been formulated as an incentive for management to improve AXS-One’s working capital position in connection with the contemplated merger of the Company with a subsidiary of Unify Corporation. Under the Program, participants will receive a bonus based on improvement in working capital over negative $2.5 million as of the closing date of the Unify merger. For each dollar of working capital improvement in excess of negative $2.5 million, 30% of such improvement will be allocated to a bonus pool to be distributed to Program participants. Working capital for this purpose is as defined in the Agreement and Plan of Merger dated April 16, 2009 between AXS-One, Unify Corporation and UCAC, Inc. Additionally, working capital for this purpose will be calculated after appropriate accruals for any liability or payment to the AXS-One management team for the recapture of salary reductions pursuant to their current employment agreements, after appropriate accruals for any liability or payment made in connection with management’s current bonus plans which are tied to the achievement of positive EBITDA, and after accrual for any bonuses earned under the Program.
Of the total bonus pool pursuant to the Program, the percentages thereof payable to the executive officers are as follows: Mr. Lyons — 30.49%; Mr. Dwyer — 22.86%; and Mr. Rugani — 25.41%. Any such bonus will be paid within 15 days after the determination of the working capital pool amounts, but in no event later than 45 days after the closing of the Unify merger. In the event that the Unify merger is not completed, no payments will be made under the Program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: May 12, 2009	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Executive Vice President, Chief Financial Officer and Treasurer

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